Exhibit 99.1

Cingulate to Host CNS Key Opinion Leader Panel in New York City

Expert Analysis of Cingulate, it’s Phase 3 ADHD Adult Data, Anxiety, and PTR™ Drug Delivery Platform Innovations

KANSAS CITY, Kan., October 17, 2023 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, announced today that it will be hosting a key opinion leader event on the morning of October 23, 2023, at the Union League Club in New York City.

The live-streamed event will be held from 10:00am-11:30am EST at the Union League Club in Midtown Manhattan, and will focus on the Company’s leading, late-stage asset CTx-1301(dexmethylphenidate), along with ADHD and anxiety-related disorders. For those in the New York area who would like to attend, there will be space for approximately 25-30 guests in the club’s Grant Room. Those who wish to watch the event virtually may do so through the link provided here, with the passcode 429018.

What: Cingulate Key Opinion Leader Panel

Where: Union League Club (Grant Room)

39 East 37th Street, New York, NY 10016

When: Monday October 23, 2023, 10am-11:30am EST

Attire: The Union League Club requests that in-person attendees abide by club dress guidelines. For more information, please visit the club’s website.

The event may be added to calendars through the following links:

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Cingulate’s Chief Medical Officer, Matthew Brams, M.D., and Chief Science Officer, Raul Silva, M.D., will moderate the discussion.

The panel will include Ann Childress, M.D., President, Center for Psychiatry and Behavior Medicine, Inc., and lead investigator of Cingulate’s recently completed Phase 3 adult dose-optimization study, as well as Greg Mattingly, M.D., Founding Partner, St. Charles Psychiatric Associates.

“The Cingulate team thanks Dr. Childress and Dr. Mattingly for their participation in this event. We believe this will be an excellent opportunity for healthcare providers, patients, advocacy groups, and the investor community to hear the Cingulate story and take a deeper look at our most recent Phase 3 data with two of the top key opinion leaders in ADHD and CNS disorders,” said Cingulate Chairman & CEO Shane J. Schaffer.

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., approximately 6.4 million children and adolescents (11 percent) aged under the age of 18 have been diagnosed with ADHD. Among this group, approximately 80 percent receive treatment, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Adult ADHD prevalence is estimated at approximately 11 million patients (4.4 percent), almost double the size of the child and adolescent segment combined, however, only an estimated 20 percent receive treatment.

About Anxiety

Anxiety disorders are the most common mental health concern in the U.S.1 Anxiety is the feeling of fear that occurs when faced with threatening or stressful situations or can be endogenous and not have an identified stressor. It can be a normal response when confronted with danger, but, if severe and chronic and affects functioning, it could be regarded as an anxiety disorder. An estimated 31 percent of U.S. adults experience an anxiety disorder at some time in their lives.2 People may live with anxiety for years before they are diagnosed or treated. The global COVID-19 crisis has exacerbated the diagnosis and treatment of anxiety and anxiety related disorders and as a result is a priority within the class of unmet medical needs in mental health.

About CTx-1301

Cingulate’s lead candidate, CTx-1301, utilizes Cingulate’s proprietary PTR drug delivery platform to create a breakthrough, multi-core formulation of the active pharmaceutical ingredient dexmethylphenidate, a compound approved by the FDA for the treatment of ADHD. Dexmethylphenidate is part of the stimulant class of medicines and increases norepinephrine and dopamine activity in the brain to affect attention and behavior. While stimulants are the gold-standard of ADHD treatment due to their efficacy and safety, the long-standing challenge continues to be providing patients entire active-day duration of action. CTx-1301 is designed to precisely deliver three releases of medication at the predefined time, ratio, and style of release to optimize patient care in one tablet. The result is a rapid onset and entire active-day efficacy, with the third dose being released around the time when other extended-release stimulant products begin to wear off.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 10, 2023. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor Relations:

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

tdalton@cingulate.com

(913) 942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

(214) 597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

(201) 723-5805